IBS SOFTWARE, INC.

                            STOCK PURCHASE AGREEMENT



         THIS AGREEMENT is made this 31st day of January 1997 to be effective as of December 31, 1996, between IBS Software, Inc., a California corporation (the "Company") and EDnet, Inc., a Colorado corporation (the "Purchaser").

         1. Sale of Stock. The Company hereby agrees to sell to the Purchaser and the Purchaser hereby agrees to purchase an aggregate of Two Million (2,000,000) shares of the Company's Series A Preferred Stock (the "Shares"), for an aggregate purchase price of Six Hundred and Five Thousand Dollars ($605,000). The rights, preferences and privileges of the Shares are provided in the Amended and Restated Articles of the Company attached hereto as Exhibit A (the "Articles").

         2. Payment of Purchase Price. The purchase price for the Shares is composed of the following: (a) previous expenditures made the Purchaser in connection with the development of certain software by a predecessor to the Company; and (b) the execution and delivery at the time of execution of this Agreement of that certain license attached hereto as Exhibit B.

         3. Issuance of Shares. Upon receipt by the Company of the purchase price, the Company shall issue and deliver to the Purchaser a duly executed certificate evidencing the Shares in the name of the Purchaser.

         4. Representations and Warranties of the Company.

                  (a) The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of California and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted.

                  (b) The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement shall be taken prior to the execution of this Agreement.

                  (c) The Articles shall be filed with the California Secretary of State prior to the execution of this Agreement.

                  (d) The Series A Preferred Stock that is being purchased by the Purchaser hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under

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

this Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series A Preferred Stock being purchased under this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Articles, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer under this Agreement and under applicable state and federal securities laws.

         5. Investment Representations.

                  (a) In connection with the purchase of the Shares, the Purchaser represents to the Company the following:

                         (i) It is aware of the Company's  business  affairs and
financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the securities. It is purchasing these securities for investment for its own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Securities Act of 1933 (the "Securities Act").

                         (ii) It understands  that the securities  have not been
registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of its investment intent as expressed herein. In this connection, it understands that, in view of the Securities and Exchange Commission ("Commission"), the statutory basis for such exemption may not be present if its representations meant that its present intention was to hold these securities for a minimum capital gains period under the tax statutes, for a deferred sale, for a market rise, for a sale if the market does not rise, or for a year or any other fixed period in the future.

                         (iii) It further  acknowledges and understands that the
securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It further acknowledges and understands that the Company is under no obligation to register the securities. It understands that the certificate evidencing the securities will be imprinted with a legend which prohibits the transfer of the securities unless they are registered or such registration is not required in the opinion of counsel for the Company.

                         (iv) It is  aware  of the  adoption  of Rule 144 by the
Commission, promulgated under the Securities Act, which permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions.

                         (v) It  further  acknowledges  that in the event all of
the requirements of Rule 144 are not met, compliance with Regulation A or some other registration exemption will be required; and that although Rule 144 is not exclusive, the staff of the Commission has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and other than pursuant to Rule 144 will have a substantial burden of

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

proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

                  (b) The Purchaser agrees, in connection with the Company's initial public offering of the Company's securities, (i) not to sell, make short sales of, loan, grant any options for the purchase of, or otherwise dispose of any shares of capital stock of the Company held by the Purchaser (other than those shares included in the registration) without the prior written consent of the Company or the underwriters managing such initial underwritten public offering of the Company's securities for one hundred eighty (180) days from the effective date of such registration and (ii) further agrees to execute any agreement reflecting (i) above as may be requested by the underwriters at the time of the public offering.

         6. Purchaser's Rights.

                  (a) The Purchaser shall be entitled to the registration rights equal to such rights afforded to future investors in the equity of the Company.

                  (b) The Purchase shall have a right of first refusal to purchase its pro rata share of all Equity Securities (as defined below) that the Company may, from time to time, propose to sell and issue after the date of this Agreement. The term "Equity Securities" shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible, with or without consideration, into any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security or (iv) any such warrant or right. If the Company proposes to issue any Equity Securities, it shall give the Purchaser written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. The Purchaser shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of the Equity Securities to be purchased.

                  (c) If either Trevor Stout or Randall Schmitz (a "Founder") proposes to sell or transfer any shares of Common Stock or Preferred Stock, the Founder shall promptly give written notice (the "Notice") to the Purchaser at least thirty (30) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of shares of stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. The Purchaser shall have the right, exercisable upon written notice to such Founder within fifteen (15) days after the Notice, to participate on a pro rata basis in such sale of stock on the same terms and conditions. Such notice shall indicate the number of shares of stock the Purchaser wishes to sell under its right to participate. Any sale of stock in violation of this Section 6(c) shall be null and void.

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

         7.  Legends.  The  share  certificate   evidencing  the  Shares  issued
hereunder shall be endorsed with the following legends:

                  (a) "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933".

                  (b) Any legend required to be placed thereon by the California Commissioner of Corporations or any other applicable state securities laws.

         8. Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares which may be made by the Company after the date of this Agreement.

         9.  General Provisions.

                  (a) This Agreement shall be governed by the internal laws of the State of California. This Agreement represents the entire agreement between the parties with respect to the purchase of the Shares by the Purchaser, may only be modified or amended in writing signed by both parties and satisfies all of the Company's obligations to the Purchaser with regard to the issuance or sale of securities.

                  (b) Any notice, demand or request required or permitted to be given by either the Company or the Purchaser pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid, and addressed to the parties at the addresses of the parties set forth at the end of this Agreement or such other address as a party may request by notifying the other in writing.

                  (c) The rights and benefits of the Company under this Agreement shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company's successors and assigns. The rights and obligations of the Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

                  (d) Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a

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

waiver of either party's right to assert all other legal remedies available to it under the circumstances.

                  (e) The Purchaser agrees upon request to execute any further documents or instruments necessary or desirable to carry out the purposes or intent of this Agreement.

                  (f)  SALE OF THE  SECURITIES  WHICH  ARE THE  SUBJECT  OF THIS
AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY
SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

COMPANY:                                           PURCHASER:

IBS SOFTWARE, INC.                                 EDNET, INC.
a California corporation


By:  /s/ Trevor R. Stout                           By:  /s/ Tom Kobayashi
    --------------------------------                   -------------------------
Title: Chairman                                    Title:   Chairman & CEO
       -----------------------------                   -------------------------

2083 Landings Drive                                One Union Street, 2nd Floor
------------------------------------               ---------------------------
(Address)                                                   (Address)

Mountain View, CA  94043                           San Francisco, CA  94111
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The undersigned hereby consent to the terms of this Agreement:


 /s/ Trevor R. Stout                                /s/ Randall H. Schmitz
 --------------------------------                   -------------------------
 Trevor R. Stout                                    Randall H. Schmitz

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